Exhibit 5.1

Davis Polk & Wardwell

1600 El Camino Real Menlo Park, CA 94025 davispolk.com

August 19, 2021

Lucid Group, Inc.

7373 Gateway Blvd

Newark, California, 94560

Ladies and Gentlemen:

Lucid Group, Inc. (formerly known as Churchill Capital Corp IV), a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, as amended as of the date hereof (the “Registration Statement”), and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) the issuance of up to an aggregate of 85,750,000 shares of the Company’s common stock, $0.0001 par value per share (the “Class A common stock”), which consists of (A) to 41,400,000 shares (the “Public Warrant Shares”) of Class A common stock issuable upon the exercise of the Company’s warrants (the “Public Warrants”) to purchase Class A common stock originally sold as part of the initial public offering of the Company’s units, (B) 42,850,000 shares (the “Private Placement Warrant Shares”) of Class A common stock issuable upon the exercise of the Company’s warrants (the “Private Placement Warrants”) to purchase Class A common stock originally issued to Churchill Sponsor IV, LLC, a Delaware limited liability company (the “Sponsor”), in a private placement simultaneously with the initial public offering of the Company’s units and (C) 1,500,000 shares (the “Working Capital Warrant Shares” and, together with the Public Warrant Shares and Private Placement Warrant Shares, the “Warrant Shares”) of our Class A common stock issuable upon the exercise of the Company’s warrants (the “Working Capital Warrants” and, together with the Public Warrants and Private Placement Warrants, the “Warrants”) to purchase Class A common stock originally issued pursuant to the terms of an unsecured promissory note, dated as of February 22, 2021 (the “Promissory Note”), issued by the Company to the Sponsor in an aggregate principal amount of $1,500,000, on terms identical to the terms of the Private Placement Warrants and (ii) the resale by the selling securityholders named in the Prospectus, or their permitted transferees, of (A) up to 1,336,329,949 shares of Class A common stock, consisting of (a) 1,244,157,121 issued and outstanding shares (the “Outstanding Secondary Shares”) of Class A common stock, (b) 47,822,828 shares (the “Secondary Equity Award Shares”) of Class A common stock subject to vesting and/or exercise of certain Equity Awards (as defined below) and (c) 44,350,000 Private Placement Warrant Shares and Working Capital Warrant Shares, and (B) 44,350,000 Private Placement Warrants and Working Capital Warrants. The Warrants were issued pursuant to the Warrant Agreement, dated July 29, 2020 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent. The Public Warrants were sold pursuant to an effective registration statement and the Underwriting Agreement, dated July 29, 2020 (the “Underwriting Agreement”), between the Company and the representatives of the underwriters thereunder. The Private Placement Warrants were sold pursuant to the Private Placement Warrant Purchase Agreement, dated July 29, 2020 (the “Warrant Purchase Agreement”), between the Company and the Sponsor. In accordance with the Agreement and Plan of Merger, dated February 22, 2021 and as amended, modified supplemented or waived from time to time (the “Merger Agreement”), among the Company, Atieva, Inc., d/b/a Lucid Motors (“Lucid”), and Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, certain options and restricted stock units originally issued by Lucid pursuant to Lucid’s 2009 Share Plan, 2014 Share Plan and 2021 Stock Incentive Plan (together, the “Lucid Equity Compensation Plans”), as applicable, were cancelled and exchanged into Company options and restricted stock units, respectively (the “Equity Awards”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.

Assuming the Public Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Public Warrant Shares, when issued and paid for upon the exercise of the Public Warrants in accordance with the terms of the Public Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

2.

Assuming the Private Placement Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Warrant Purchase Agreement, (a) the Private Placement Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and (b) the Private Placement Warrant Shares, when issued and paid for upon the exercise of the Private Placement Warrants in accordance with the terms of the Private Placement Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

3.

Assuming the Working Capital Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Promissory Note, (a) the Working Capital Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and (b) the Working Capital Warrant Shares, when issued and paid for upon the exercise of the Working Capital Warrants in accordance with the terms of the Working Capital Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

4.	The Outstanding Secondary Shares are validly issued, fully paid and non-assessable.

5.

The Secondary Equity Award Shares have been duly authorized and, when issued and paid for in accordance with the applicable Lucid Equity Compensation Plan, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that the Underwriting Agreement, the Warrant Agreement, the Warrants and the Promissory Note (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We express no opinion as to whether a New York State or United States federal court would enforce the exclusivity of the jurisdiction of any New York State or United States federal court provided for in the Documents.

We are members of the Bars of the States of California and New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP